Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2023 results with a 50% year-over-year increase in sales orders driven by accelerated cycle times and move-in ready inventory

SCOTTSDALE, Ariz., October 31, 2023 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported third quarter results for the period ended September 30, 2023.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Chg	2023	2022	% Chg
Homes closed (units)	3,638	3,487	4%	10,025	9,566	5%
Home closing revenue	$1,610,317	$1,569,032	3%	$4,415,261	$4,223,435	5%
Average sales price — closings	$443	$450	(2)%	$440	$442	—%
Home orders (units)	3,474	2,310	50%	10,301	9,951	4%
Home order value	$1,495,542	$974,314	53%	$4,477,148	$4,551,894	(2)%
Average sales price — orders	$430	$422	2%	$435	$457	(5)%
Ending backlog (units)				3,608	6,064	(41)%
Ending backlog value				$1,558,637	$2,826,759	(45)%
Average sales price — backlog				$432	$466	(7)%
Earnings before income taxes	$285,734	$329,491	(13)%	$690,561	$947,069	(27)%
Net earnings	$221,760	$262,489	(16)%	$539,897	$729,827	(26)%
Diluted EPS	$5.98	$7.10	(16)%	$14.55	$19.65	(26)%

MANAGEMENT COMMENTS
"Homebuying demand held steady in the third quarter of 2023 despite the elevated interest rate environment, as we continued to offer a full range of incentives to help buyers solve for a monthly payment. With the backdrop of life events creating a housing need for millennials and baby boomers and the ongoing shortage of existing home inventory for sale, Meritage’s average absorption pace reached 4.1 net orders per month this quarter," said Steven J. Hilton, executive chairman of Meritage Homes. "In the third quarter of 2023, cycle time improvement and the commitment to our spec building strategy led to a record 96% backlog conversion and our highest third quarter of home closings and home closing revenue."

"Home closings were 3,638 this quarter, 4% greater than prior year, of which about a third of the homes were sold and closed intra-quarter from our available move-in ready inventory," added Phillippe Lord, chief executive officer of Meritage Homes. "Our third quarter 2023 home closing revenue of $1.6 billion combined with a strong home closing gross margin of 26.7% and SG&A leverage of 10.1% led to diluted EPS of $5.98 this quarter."

"Buoyed by our financing incentives including rate locks and buy-downs, our sales orders of 3,474 homes this quarter increased 50% year-over-year,” Mr. Lord continued. “The third quarter 2023 average absorption pace of 4.1 per month improved from 2.7 per month in the prior year.”

"In addition to generating positive cash flow, we returned capital to our shareholders during the third quarter of 2023 by repurchasing $45.0 million of common stock and maintaining our quarterly cash dividends. We also completed a redemption of $150.0 million of our 6.00% senior notes due 2025," remarked Mr. Lord. "We achieved this balance of internal and investor capital distributions while ending the quarter with nothing drawn under our credit facility, $1.0 billion of cash and negative net debt-to-capital of (1.0)% at September 30, 2023."

"Third quarter 2023 average community count of 282 was 3% below prior year and down 1% sequentially compared to the second quarter of 2023, as our accelerated orders pace resulted in some early community close outs. During the quarter, we spent $537 million on land acquisition and development. Approximately 5,000 net new lots were secured, bringing our total lot supply to nearly 60,700 at September 30, 2023, a bit higher than where we started this quarter and representing 4.2 years supply of lots," said Mr. Lord.

Mr. Lord concluded, "We believe housing market demand will remain steady in the near future and we expect to continue to invest in land inventory and steadily increase our community count over the next year or two. We are projecting 3,500-3,700 home closings for the fourth quarter of 2023, which we anticipate will generate quarterly home closing revenue of $1.45-1.53 billion. Home closing gross margin is projected to be 25-26%. With an estimated effective tax rate of about 23%, we expect diluted EPS to be in the range of $4.84-5.43 for the fourth quarter of 2023."

THIRD QUARTER RESULTS

•Orders of 3,474 homes for the third quarter of 2023 increased 50% year-over-year, reflecting a 52% increase in average absorption pace to 4.1 per month from 2.7 per month in the third quarter of 2022 and a 3% decrease in average communities. Entry-level represented 88% of sales in both third quarter periods. Average sales price ("ASP") on orders in the third quarter of 2023 of $430,000 was up 2% from the third quarter of 2022 due to geographic mix.

•The 3% year-over-year increase in home closing revenue to $1.6 billion resulted from 4% higher home closing volume partially offset by a 2% decrease in ASP on closings due to more costly financing incentives in 2023.

•Home closing gross margin of 26.7% in the third quarter 2023 was down 200 bps from 28.7% in the prior year mainly due to higher financing incentives, partially offset by savings from shortening cycle times as costs held relatively steady year-over-year. In the third quarter of 2022, there were $8.8 million in write-offs related to the lot option deposits and diligence costs from terminated land deals. There were nominal inventory-related write-offs in 2023.
•Selling, general and administrative expenses ("SG&A") as a percentage of third quarter 2023 home closing revenue were 10.1%, 200 bps higher than 8.1% in the third quarter of 2022, primarily as a result of higher commissions, reflecting the current sales environment, and increased compensation costs.

•Third quarter 2023 other income, net of $13.3 million increased from an expense of $0.1 million in 2022, and consists mainly of higher interest income earned on a larger cash balance.

•In the third quarter of 2023, we recognized a loss on early extinguishment of debt of $0.9 million in connection with the $150.0 million partial redemption of our 6.00% senior notes due 2025 (the "2025 Notes"). There were no such redemptions in 2022.

•The third quarter effective income tax rate was 22.4% in 2023 compared to 20.3% in 2022. The 2023 rate benefited from earned eligible energy tax credits on qualifying homes under the Internal Revenue Code's Inflation Reduction Act ("IRA"). The third quarter 2022 rate reflected the cumulative earned eligible energy tax credits on qualifying homes delivered in the first nine months of 2022, as the IRA enacted in August 2022 retroactively extended the Internal Revenue Code's §45L new energy-efficient homes credit.

•Net earnings were $221.8 million ($5.98 per diluted share) for the third quarter of 2023, a 16% decrease from $262.5 million ($7.10 per diluted share) for the third quarter of 2022. Lower gross margin, greater overhead costs and a higher tax rate were partially offset by increased home closing revenue, which resulted in a 16% year-over-year decrease in diluted EPS.

YEAR TO DATE RESULTS

•Total sales orders for the first nine months of 2023 increased 4% over the prior year, driven by a 3% increase in average absorption pace and a 1% increase in average communities compared to the first nine months of 2022.

•Home closing revenue increased 5% in the first nine months of 2023 to $4.4 billion due to a 5% increase in home closing volume. ASP on closings remained essentially flat year-over-year.

•Home closing gross margin declined 540 bps to 24.7% in the first nine months of 2023 from 30.1% in the prior year, primarily from greater financing incentives. The year to date 2023 home closing gross margin included $2.1 million of write-offs from terminated land deals related to lot option deposits and diligence costs compared to $11.6 million in the prior year.

•SG&A expenses as a percentage of home closing revenue of 10.0% increased from 8.3% in the prior year as a result of higher commissions and marketing costs, reflecting the current sales environment, and increased compensation and technology spend.

•Other income, net of $35.0 million in the first nine months of 2023 increased from an expense of $0.8 million in 2022, due to higher interest income earned on a larger cash balance.

•In the first nine months of 2023, we recognized a loss on early extinguishment of debt of $0.9 million in connection with the $150.0 million partial redemption of our 2025 Notes. There were no such redemptions in 2022.

•The effective tax rate for the first nine months of 2023 was 21.8%, compared to 22.9% for the first nine months of 2022. The rate in both periods benefited from earned eligible energy tax credits on qualifying homes under the IRA. The lower rate for 2023 reflected the increased per-home energy efficiency credit amount starting in 2023.

•Net earnings were $539.9 million ($14.55 per diluted share) for the first nine months of 2023, a 26% decrease from $729.8 million ($19.65 per diluted share) for the first nine months of 2022, mainly reflecting lower gross margin and greater overhead costs.

BALANCE SHEET

•Cash and cash equivalents at September 30, 2023 totaled $1.0 billion, compared to $861.6 million at December 31, 2022, primarily as a result of retained cash from earnings over the past year.
•About 60,700 total lots were owned or controlled as of September 30, 2023, compared to approximately 66,000 total lots as of September 30, 2022. We added nearly 5,000 net new lots in the third quarter of 2023, representing an estimated 37 future communities, all of which are for entry-level product.

•Debt-to-capital and net debt-to-capital ratios were 18.5% and (1.0)%, respectively, at September 30, 2023, which compared to 22.6% and 6.8%, respectively, at December 31, 2022.
•The Company repurchased 319,716 shares of stock, or 0.9% of shares outstanding at the beginning of the quarter, for $45.0 million in the third quarter of 2023. For the first nine months of 2023, 413,013 shares of stock, or 1.1% of shares outstanding at the beginning of the year, were repurchased, totaling $55.0 million. As of September 30, 2023, $189.1 million remained available to repurchase under the authorized share repurchase program.
•The Company declared and paid cash dividends of $0.27 per share in the third quarter of 2023, totaling $9.8 million. Year to date, cash dividend payments totaled $29.7 million.
•During the third quarter of 2023, the Company redeemed $150.0 million of its 2025 Notes, of which $250.0 million remains outstanding as of September 30, 2023.

CONFERENCE CALL
Management will host a conference call to discuss its third quarter 2023 results at 8:00 a.m. Pacific Daylight Time (11:00 a.m. Eastern Daylight Time) on Wednesday, November 1, 2023. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 U.S. toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Pacific Daylight Time (2:00 p.m. Eastern Daylight Time) on November 1, 2023 and extending through November 14, 2023, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$1,610,317	$1,569,032	$41,285	3%
Land closing revenue	2,783	8,989	(6,206)	(69)%
Total closing revenue	1,613,100	1,578,021	35,079	2%
Cost of home closings	(1,180,742)	(1,118,394)	62,348	6%
Cost of land closings	(2,535)	(8,577)	(6,042)	(70)%
Total cost of closings	(1,183,277)	(1,126,971)	56,306	5%
Home closing gross profit	429,575	450,638	(21,063)	(5)%
Land closing gross profit	248	412	(164)	(40)%
Total closing gross profit	429,823	451,050	(21,227)	(5)%
Financial Services:
Revenue	6,109	6,308	(199)	(3)%
Expense	(2,871)	(2,804)	67	2%
Earnings from financial services unconsolidated entities and other, net	2,462	1,338	1,124	84%
Financial services profit	5,700	4,842	858	18%
Commissions and other sales costs	(99,122)	(77,884)	21,238	27%
General and administrative expenses	(63,091)	(48,443)	14,648	30%
Interest expense	—	—	—	—%
Other income/(expense), net	13,331	(74)	13,405	(18,115)%
Loss on early extinguishment of debt	(907)	—	907	n/a
Earnings before income taxes	285,734	329,491	(43,757)	(13)%
Provision for income taxes	(63,974)	(67,002)	(3,028)	(5)%
Net earnings	$221,760	$262,489	$(40,729)	(16)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$6.06	$7.18	$(1.12)	(16)%
Weighted average shares outstanding	36,603	36,569	34	—%
Diluted
Earnings per common share	$5.98	$7.10	$(1.12)	(16)%
Weighted average shares outstanding	37,078	36,946	132	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$4,415,261	$4,223,435	$191,826	5%
Land closing revenue	44,547	53,901	(9,354)	(17)%
Total closing revenue	4,459,808	4,277,336	182,472	4%
Cost of home closings	(3,326,245)	(2,950,409)	375,836	13%
Cost of land closings	(42,682)	(42,046)	636	2%
Total cost of closings	(3,368,927)	(2,992,455)	376,472	13%
Home closing gross profit	1,089,016	1,273,026	(184,010)	(14)%
Land closing gross profit	1,865	11,855	(9,990)	(84)%
Total closing gross profit	1,090,881	1,284,881	(194,000)	(15)%
Financial Services:
Revenue	18,050	16,119	1,931	12%
Expense	(8,910)	(7,897)	1,013	13%
(Loss)/earnings from financial services unconsolidated entities and other, net	(3,074)	4,033	(7,107)	(176)%
Financial services profit	6,066	12,255	(6,189)	(51)%
Commissions and other sales costs	(277,766)	(212,807)	64,959	31%
General and administrative expenses	(162,750)	(136,370)	26,380	19%
Interest expense	—	(41)	(41)	(100)%
Other income/(expense), net	35,037	(849)	35,886	(4,227)%
Loss on early extinguishment of debt	(907)	—	907	n/a
Earnings before income taxes	690,561	947,069	(256,508)	(27)%
Provision for income taxes	(150,664)	(217,242)	(66,578)	(31)%
Net earnings	$539,897	$729,827	$(189,930)	(26)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$14.72	$19.87	$(5.15)	(26)%
Weighted average shares outstanding	36,677	36,736	(59)	—%
Diluted
Earnings per common share	$14.55	$19.65	$(5.10)	(26)%
Weighted average shares outstanding	37,109	37,136	(27)	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$1,048,755	$861,561
Other receivables	228,852	215,019
Real estate (1)	4,501,358	4,358,263
Deposits on real estate under option or contract	93,501	76,729
Investments in unconsolidated entities	15,062	11,753
Property and equipment, net	50,822	38,635
Deferred tax asset, net	45,932	45,452
Prepaids, other assets and goodwill	197,588	164,689
Total assets	$6,181,870	$5,772,101
Liabilities:
Accounts payable	$294,183	$273,267
Accrued liabilities	413,092	360,615
Home sale deposits	48,133	37,961
Loans payable and other borrowings	11,008	7,057
Senior notes, net	994,412	1,143,590
Total liabilities	1,760,828	1,822,490
Stockholders' Equity:
Preferred stock	—	—
Common stock	364	366
Additional paid-in capital	289,109	327,878
Retained earnings	4,131,569	3,621,367
Total stockholders’ equity	4,421,042	3,949,611
Total liabilities and stockholders’ equity	$6,181,870	$5,772,101
(1) Real estate – Allocated costs:
Homes under contract under construction	$931,820	$822,428
Unsold homes, completed and under construction	1,027,352	1,155,543
Model homes	112,306	97,198
Finished home sites and home sites under development	2,429,880	2,283,094
Total real estate	$4,501,358	$4,358,263

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$539,897	$729,827
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	17,576	17,545
Stock-based compensation	16,557	16,897
Loss on early extinguishment of debt	907	—
Equity in earnings from unconsolidated entities	(4,651)	(3,703)
Distribution of earnings from unconsolidated entities	5,158	3,785
Other	1,408	11,154
Changes in assets and liabilities:
Increase in real estate	(137,543)	(990,106)
(Increase)/decrease in deposits on real estate under option or contract	(17,027)	176
Increase in other receivables, prepaids and other assets	(9,447)	(89,177)
Increase in accounts payable and accrued liabilities	37,085	118,636
Increase in home sale deposits	10,172	15,157
Net cash provided by/(used in) operating activities	460,092	(169,809)
Cash flows from investing activities:
Investments in unconsolidated entities	(3,859)	(5,674)
Distributions of capital from unconsolidated entities	43	—
Purchases of property and equipment	(31,221)	(19,537)
Proceeds from sales of property and equipment	334	328
Maturities/sales of investments and securities	750	1,032
Payments to purchase investments and securities	(750)	(1,032)
Net cash used in investing activities	(34,703)	(24,883)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(2,616)	(14,953)
Repayment of senior notes	(150,884)	—
Dividends paid	(29,695)	—
Repurchase of shares	(55,000)	(109,303)
Net cash used in financing activities	(238,195)	(124,256)
Net increase/(decrease) in cash and cash equivalents	187,194	(318,948)
Beginning cash and cash equivalents	861,561	618,335
Ending cash and cash equivalents	$1,048,755	$299,387

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2023		2022
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,172	606,833	1,086	590,027
Central Region	1,102	452,687	1,218	499,713
East Region	1,364	550,797	1,183	479,292
Total	3,638	$1,610,317	3,487	$1,569,032
Homes Ordered:
West Region	985	521,049	456	241,098
Central Region	1,099	425,165	635	253,321
East Region	1,390	549,328	1,219	479,895
Total	3,474	$1,495,542	2,310	$974,314

	Nine Months Ended September 30,
	2023		2022
	Homes	Value	Homes	Value
Homes Closed:
West Region	2,954	1,543,372	2,875	1,539,529
Central Region	3,244	1,334,368	3,139	1,269,868
East Region	3,827	1,537,521	3,552	1,414,038
Total	10,025	$4,415,261	9,566	$4,223,435
Homes Ordered:
West Region	3,261	1,672,310	2,636	1,486,674
Central Region	3,237	1,286,063	3,027	1,293,282
East Region	3,803	1,518,775	4,288	1,771,938
Total	10,301	$4,477,148	9,951	$4,551,894
Order Backlog:
West Region	1,179	579,787	1,627	905,080
Central Region	956	370,279	1,766	790,227
East Region	1,473	608,571	2,671	1,131,452
Total	3,608	$1,558,637	6,064	$2,826,759

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	84	91.0	102	104.5	84	93.1	102	92.1
Central Region	82	82.0	74	77.0	82	81.8	74	75.6
East Region	106	108.5	99	107.5	106	103.5	99	109.0
Total	272	281.5	275	289.0	272	278.4	275	276.7

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Florida, Georgia, North Carolina, South Carolina, and Tennessee

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Depreciation and amortization	$6,380	$5,822	$17,576	$17,545

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$61,078	$61,459	$60,169	$56,253
Interest incurred	14,740	15,179	44,914	45,563
Interest expensed	—	—	—	(41)
Interest amortized to cost of home and land closings	(17,342)	(14,548)	(46,607)	(39,685)
Capitalized interest, end of period	$58,476	$62,090	$58,476	$62,090

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	September 30, 2023	December 31, 2022
Senior notes, net, loans payable and other borrowings	$1,005,420	$1,150,647
Stockholders' equity	4,421,042	3,949,611
Total capital	$5,426,462	$5,100,258
Debt-to-capital	18.5%	22.6%

Senior notes, net, loans payable and other borrowings	$1,005,420	$1,150,647
Less: cash and cash equivalents	(1,048,755)	(861,561)
Net debt	$(43,335)	$289,086
Stockholders’ equity	4,421,042	3,949,611
Total net capital	$4,377,707	$4,238,697
Net debt-to-capital (1)	(1.0)%	6.8%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2022. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina, Tennessee and Utah.
Meritage Homes has delivered over 175,000 homes in its 37-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding, and the recipient of the EPA's 2023 Market Leader Award for Certified Homes as well as the EPA's 2023 Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; our intention to increase our community count; and expectations about our future results, including but not limited to, our projected fourth quarter 2023 home closings, home closing revenue, home closing gross margin, effective tax rate and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in mortgage interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended June 30, 2023 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.